Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 No. 333-209954 and Forms S-8 No. 333-117860, 333-123656, 333-134467, 333-143161, 333-151180, 333-159554, 333-167190, 333-174209, 333-177018, 333-178606, 333-179317, 333-181698, 333-183580, 333-183885, 333-188850, 333-189249, 333-189801, 333-189980, 333-198360, 333-198361, 333-209965, and 333-211510 of salesforce.com, inc., of our report dated February 26, 2016, relating to the financial statements of Demandware, Inc. and subsidiaries as of December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015, appearing in this Current Report on Form 8-K/A of salesforce.com, inc. dated September 1, 2016.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 1, 2016